UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 15, 2012

DIVINE SKIN, INC.

(Exact name of registrant as specified in its charter)

Florida	000-53680	20-8380461
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1680 Meridian Avenue, Suite 301

Miami Beach, Florida, Florida 33139

(Address of principal executive offices) (Zip Code)

(888) 404-7770

Registrant’s telephone number, including area code

_______________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Effective September 15, 2012 the board of the directors of the Company consented to the waiver of the conversion provision of the Company’s Series A Convertible Preferred Stock (the “Preferred Stock”) for a period of up to 12 months for an aggregate of 5,500,000 issued and outstanding shares of the Company’s Series A Convertible Preferred Stock held by a holder of the Preferred Stock.  The waiver was in consideration of such holder agreeing to negotiate and enter into an employment agreement with the Company, such agreement to be approved by a majority of the Company’s disinterested directors.  Furthermore, the holder agreed to waive certain Preferred Stock voting preferences, such that voting preferences shall be proportionately adjusted in the event of any stock split, subdivision or adjustment of the Company’s common stock. The holder is Daniel Khesin, the Company’s Chief Executive Officer and member of the board of directors.  The Preferred Stock designation provides for mandatory conversion into shares of common stock on a one to one basis on September 15, 2012. In addition, the Preferred Stock provides that holders of 51% of the outstanding shares of Preferred Stock may, voting as a single class, elect to waive any provision of the Preferred Stock designation.  All holders of the preferred stock consented to the waiver.  Effective September 15, 2012, the remaining 4,500,000 shares of Preferred Stock converted into 4,500,000 shares of restricted common stock of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIVINE SKIN, INC.

Date: October 3, 2012	By:	/s/ Daniel Khesin
	Name:	Daniel Khesin
	Title:	Chief Executive Officer